Exhibit 2.4
Amendment No. 1 to the Agreement and Plan of Merger and Contribution
     This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger and Contribution, dated as of August 9, 2011 (the “Merger Agreement”), by and among Toreador Resources Corporation, a Delaware corporation (“Toreador”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Thor Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Thor Merger Sub”), is entered into by the Company, Thor Merger Sub, Toreador and ZaZa as of November 10, 2011.
RECITALS
     WHEREAS, the parties desire to make certain amendments to the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the parties hereby agree to amend the Merger Agreement as follows.
1.	Definitions. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Merger Agreement.

2.	Consideration. Section 6.14(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Upon the later of February 15, 2012, and the date that is 45 days following the Closing Date (the “Distribution Date”), the Company shall cause ZaZa to make a distribution to the Members, as former members of ZaZa on account of their prior ownership of the ZaZa Membership Interests, in an aggregate amount equal to (i) the product of (x) the aggregate amount of ZaZa’s net income and net gain allocated to such Members in accordance with the ZaZa Organizational Documents for any taxable period since inception through the Closing Date, multiplied by (y) the highest marginal federal income tax rate (the “Distribution Amount”), minus (ii) the sum of (A) tax distributions made by ZaZa to the Members prior to Closing with respect to such periods plus (B) any Tax Distributions included in a note issued by ZaZa to the Members pursuant to the terms of the Contribution Agreement. If the Members have received tax distributions, whether in cash or in a note, for such periods in excess of the Distribution Amount, each Member, severally and not jointly, will repay one third of such excess to ZaZa by the Distribution Date. The determination of the Distribution Amount shall be determined based on the K-1s for such periods that were either previously delivered to the Members as of the date hereof or that are prepared by “Mohle Adams, Certified Public Accountants” after the date hereof.

3.	Exhibit A. The fourth paragraph on the first page of Exhibit A of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty. If Maker or any of its subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker or ZaZa Energy, LLC on or about the date of this Note to Todd Brooks, Gaston Kearby, John Hearn, Lara Energy, Inc., Omega Energy Corp. and Blackstone Oil & Gas, LLC (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof.

4.	Merger Agreement Remains in Full Force and Effect. Except as amended by this Amendment, the Merger Agreement remains in full force and effect.

5.	Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION
By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	Vice President and Secretary

ZAZA ENERGY, LLC
By:	/s/ Todd Alan Brooks
	Name:	Todd Alan Brooks
	Title:	Manager

TOREADOR RESOURCES CORPORATION
By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	President and Chief Executive Officer

THOR MERGER SUB CORPORATION
By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	Vice President and Secretary